Exhibit 99.01

Continucare Corporation Reports Financial Results for Fourth Quarter and Full Fiscal 2004

        MIAMI — (BUSINESS WIRE) — Sept. 28, 2004 — Continucare Corporation (AMEX:CNU) today reported financial results for its fourth quarter and full fiscal 2004.

        Fourth Quarter Results

        For the three months ended June 30, 2004, total revenue was $27.1 million, compared to $25.5 million for the three months ended June 30, 2003. Income from operations during the fourth fiscal quarter of 2004 increased 57% to $1.9 million compared to income of $1.2 million in the same period one year ago. Income from continuing operations in the fourth quarter of fiscal 2004 increased 73% to $1.6 million compared to income of $0.9 million in the year-ago period. There was no income or loss from discontinued operations during the fourth fiscal quarter compared to a loss of $0.1 million in the year-ago period. Net income for the fourth quarter of fiscal 2004 increased 98% to $1.6 million, or $0.03 per diluted share, compared to a net income of $0.8 million, or $0.02 per diluted share, one year ago.

        Full Year Results

        For the fiscal year ended June 30, 2004, total revenue was $102.5 million compared to $97.2 million for the fiscal year ended June 30, 2003. Income from operations during fiscal 2004 increased 128% to $5.7 million compared to $2.5 million in the prior fiscal year. Income from continuing operations during fiscal 2004 increased 347% to $6.9 million compared to $1.5 million in the prior fiscal year. Loss from discontinued operations during fiscal 2004 was $1.6 million compared to a loss of $1.5 million in the prior fiscal year. Net income for fiscal 2004 increased to $5.3 million, or $0.11 per diluted share, compared to net income of $58,598, or $0.00 per diluted share, one year ago.

        Income from continuing operations during fiscal 2004 includes other income of $2.2 million relating to the settlement of an alleged Medicare obligation. The alleged obligation related to rehabilitation clinics that were previously operated by a former Continucare subsidiary and were sold in 1999. At Continucare’s request the Centers for Medicare & Medicaid Services reconsidered the alleged liability and, in October 2003, notified Continucare that the liability had been reduced from the originally asserted amount of $2.4 million to approximately $200,000.

        The discontinued operations reflected in Continucare’s financial results relate to its former home health operations which were disposed of in a series of transactions completed in the third fiscal quarter of fiscal 2004 and a group of independent physician contracts terminated effective January 1, 2003.

        Commenting on the financial results, Richard C. Pfenniger, Jr., Continucare’s Chief Executive Officer, said, “Fiscal 2004 was a year of accomplishments for Continucare. During the year we took decisive action to streamline our business by divesting our home health operations which had historically burdened us with operating losses. We significantly strengthened our management, filling the important positions of Executive Vice President — Operations, Senior Vice President — Marketing and Business Development, and Chief Financial Officer with talented executives who will provide us with both important skills and valuable leadership. In addition, we significantly improved our financial position through the conversion of outstanding long-term debt into equity, the addition of new capital through a private placement of common stock, the reduction of other debt through pay downs using cash generated from operations and the favorable resolution of previously alleged Medicare obligations.”

        Commenting further, Mr. Pfenniger said, “In addition to the actions we took to strengthen our business during Fiscal 2004, we benefited from higher per member premiums associated with our Medicare Advantage patients resulting from the adoption of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the increased phase-in of the Medicare risk adjustment program. All of these factors combined to produce a year of outstanding results that provides much promise for the future.”

        Continucare Corporation (http://www.continucare.com), headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the business of providing outpatient physician care services through managed care, Medicare direct and fee for service arrangements.

        Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements include risks and uncertainties, which may affect our business and prospects and cause actual results to differ materially from those set forth in the forward-looking statements. These factors include, without limitation, our ability to service our indebtedness and respond to capital needs, the ability to achieve expected levels of patient volumes and control the costs of providing services, pricing pressures exerted on us by managed care organizations, the level of payment we receive from governmental programs and third party payors, the ability to attract and retain qualified medical professionals, future legislation changes in governmental regulations, including possible changes in Medicare programs that may impact reimbursements to health care providers and insurers, the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the Medicare Risk Adjustment on payments we receive for our managed care operation , technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care, changes in revenue mix and claims loss ratio; the ability to enter into and renew managed care provider arrangements on acceptable terms, the loss of significant contracts, our current dependence on two HMOs for substantially all of our revenues, our current dependence on the information systems of our affiliated HMOs for certain information regarding our revenues and expenses, delays in receiving payments, increases in the cost of insurance coverage, including our stop-loss coverage, the possible loss of insurance coverage, the collectibility of uninsured accounts and deductible and co-pay amounts, Federal and state investigations, litigation for medical malpractice and the outcome of any such litigation; changes in estimates and judgments associated with our critical accounting policies, impairment charges that could be required in future periods, general economic conditions and uncertainties generally associated with the health care business. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our annual report on Form 10-K for the fiscal year ended June 30, 2004 and other filings with the SEC. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

CONTINUCARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited) Three-Months Ended		Year Ended

	6/30/04	6/30/03	6/30/04	6/30/03

Revenue:
Medical services
revenue, net	$26,962,935	$25,513,723	$101,758,761	$97,164,834
Management fee
revenue	158,194	—	677,927	—
Other income	6,048	—	22,829	—

Total revenue	27,127,177	25,513,723	102,459,517	97,164,834

Operating expenses:
Medical services:
Medical claims	20,400,851	19,296,643	76,333,580	74,046,265
Other direct
costs	2,904,081	2,552,821	11,665,894	10,696,997

Total medical
services	23,304,932	21,849,464	87,999,474	84,743,262

Administrative
payroll and
employee benefits	904,909	772,164	3,822,949	3,681,446
General and
administrative	1,525,589	1,683,843	5,821,871	6,252,347
Gain on
extinguishment of
debt	(500,000)	—	(850,000)	—

Total
operating
expenses	25,235,430	24,305,471	96,794,294	94,677,055

Income from
operations	1,891,747	1,208,252	5,665,223	2,487,779

Other income
(expense):
Interest income	2,000	1,500	4,793	6,568
Interest expense	(263,155)	(265,850)	(1,006,082)	(956,327)
Medicare settlement
related to
terminated
operations	—	—	2,218,278	—

Income from
continuing
operations	1,630,592	943,902	6,882,212	1,538,020

Income (loss) from
discontinued
operations:
Home health
operations	—	(425,269)	(1,666,934)	(1,830,118)
Terminated IPA	—	305,712	73,091	350,696

Loss from
discontinued
operations	—	(119,557)	(1,593,843)	(1,479,422)

Net income	$1,630,592	$824,345	$5,288,369	$58,598

Basic net income
(loss) per common
share:
Income from
continuing
operations	$.03	$.02	$.16	$.04
Loss from
discontinued
operations	—	—	(.04)	(.04)

Net income per
common share	$.03	$.02	$.12	$—

Diluted net income
(loss) per common
share:
Income from
continuing
operations	$.03	$.02	$.14	$.04
Loss from
discontinued
operations	—	—	(.03)	(.04)

Net income per
common share	$.03	$.02	$.11	$—

Basic weighted
average common
shares outstanding	47,728,126	42,379,001	43,763,835	40,776,903

Diluted weighted
average common
shares outstanding	52,194,597	42,379,001	49,232,716	40,776,903

CONTINUCARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	June 30, 2003

ASSETS
Current assets:
Cash and cash equivalents	$720,360	$160,743
Certificates of deposit, current	101,515	101,258
Accounts receivable, net of allowance for
doubtful accounts of approximately $827,000
and $4,823,000 at June 30, 2004 and 2003,
respectively	29,591	323,443
Other receivables	423,215	410,765
Due from Medicare, net	—	258,930
Due from HMOs, net of a liability for
incurred but not reported medical claims
expense of approximately $11,450,000 and
$13,014,000 at June 30, 2004 and 2003,
respectively	3,337,293	1,414,469
Prepaid expenses and other current assets	861,215	565,935

Total current assets	5,473,189	3,235,543
Certificates of deposit	30,000	30,000
Assets related to discontinued operations	—	540,398
Equipment, furniture and leasehold
improvements, net	492,054	430,382
Goodwill	14,342,510	14,342,510
Managed care contracts, net of accumulated
amortization of approximately $2,069,000 and
$1,717,000 at June 30, 2004 and 2003,
respectively	1,442,858	1,793,431
Deferred financing costs, net of accumulated
amortization of $222,500 and $142,160 at
June 30, 2004 and 2003, respectively	662,502	518,382
Other assets, net	100,483	109,330

Total assets	$22,543,596	$20,999,976

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$504,151	$683,488
Accrued expenses	1,451,888	2,283,048
Due to Medicare, net	14,645	—
Liabilities related to discontinued
operations	208,484	110,345
Credit facility	—	2,315,000
Current portion of convertible subordinated
notes payable	—	233,716
Current portion of long-term debt	—	2,640,943
Current portion of related party note
payable	8,052	63,854
Accrued interest payable	710	51,754
Current portion of capital lease obligations	81,163	70,913
Deferred revenue	3,000,000	—

Total current liabilities	5,269,093	8,453,061
Deferred revenue	—	3,850,000
Capital lease obligations, less current
portion	101,177	125,606
Convertible subordinated notes payable, less
current portion	—	4,122,751
Long term debt, less current portion	29,077	1,341,947
Related party note payable, less current
portion	117,717	997,333

Total liabilities	5,517,064	18,890,698
Commitments and contingencies
Shareholders' equity:
Common stock; $0.0001 par value; 100,000,000
shares authorized, 53,296,379 shares issued
and 50,300,186 shares outstanding at June
30, 2004 and 45,375,194 shares issued and
42,379,001 shares outstanding at June 30,
2003	5,031	4,239
Additional paid-in capital	69,907,973	60,279,880
Accumulated deficit	(47,461,771)	(52,750,140)
Treasury stock (2,996,193 shares at June 30,
2004 and 2003)	(5,424,701)	(5,424,701)

Total shareholders' equity	17,026,532	2,109,278

Total liabilities and shareholders'
equity	$22,543,596	$20,999,976

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,288,369	$58,598
Loss from discontinued operations	1,593,843	1,479,422

Income from continuing operations	6,882,212	1,538,020
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization, including
amortization of deferred financing costs	1,201,675	1,162,034
Provision for bad debts	104,296	44,333
Medicare settlement related to terminated
operations	(2,218,278)	—
Loss on disposal of property and equipment	—	500
Director compensation paid through the
issuance of restricted common stock	—	123,000
Gain on extinguishment of debt	(850,000)	—
Changes in operating assets and liabilities,
excluding the effect of disposals:
Accounts receivable	189,556	(272,809)
Prepaid expenses and other current assets	(295,280)	(24,422)
Other receivables	(12,450)	423,462
Other assets	3,763	(29,629)
Accounts payable and accrued expenses	(1,010,497)	(114,317)
Due from HMO's, net	(1,922,824)	384,182
Due to/from Medicare, net	273,575	(137,695)
Accrued interest payable	(51,044)	41,046

Net cash provided by continuing operations	2,294,704	3,137,705
Net cash used in discontinued operations	(998,872)	(1,933,360)

Net cash provided by operating activities	1,295,832	1,204,345

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of property and
equipment	—	500
Purchase of certificate of deposit	(30,000)	(70,000)
Proceeds from maturity of certificates of
deposit	29,743	99,555
Purchase of property and equipment	(144,585)	(170,273)

Net cash used in continuing operations	(144,842)	(140,218)
Net cash (used in) provided by discontinued
operations	(938)	15,751

Net cash used in investing activities	(145,780)	(124,467)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of stock in private
placement transaction	3,464,609	—
Payments on convertible subordinated notes	(233,716)	(273,896)
Payments on related party notes	(35,953)	(63,853)
Principal repayments under capital lease
obligation	(76,000)	(112,256)
Payment of deferred financing costs	(15,000)	(15,000)
Proceeds from exercise of stock options	351,370	—
Net decrease in credit facility	(2,315,000)	—
Advances from HMOs	—	75,000
Payments on advances from HMOs	—	(75,000)
Third party assumption of capital lease
obligation	—	(1,789)
Repayments to Medicare per agreement	(1,730,745)	(632,751)

Net cash used in continuing operations	(590,435)	(1,099,545)
Net cash used in discontinued operations	—	—

Net cash used in financing activities	(590,435)	(1,099,545)

Net increase (decrease) in cash and cash
equivalents	559,617	(19,667)
Cash and cash equivalents at beginning of
fiscal year	160,743	180,410

Cash and cash equivalents at end of fiscal year	$720,360	$160,743

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
AND FINANCING TRANSACTIONS:
Stock issued for deferred financing costs	$870,000	$645,541
Stock issued upon conversion of subordinated
notes payable	4,043,441	—
Stock issued upon conversion of related party
note payable	899,465	—
Note payable issued for refunds due to Medicare
for overpayments	—	694,800
Note payable canceled due to settlement of cost
report reopening	—	222,574
Purchase of furniture and fixtures with
proceeds of capital lease obligations	61,820	167,258

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Cash paid for interest	$563,750	$325,337

CONTACT: Continucare Corporation, Miami
                       Fernando L. Fernandez, 305-350-7555